EXHIBIT 99.1

GEOCOM RESOURCES INC.

(the "Corporation")

Suite 413 - 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

May 20, 2003 OTCBB:GOCM

NEWS RELEASE

The Corporation is pleased to announce that it has entered into a formal agreement with TNR Resources Ltd. ("TNR") to earn a 75% interest in TNR's option to earn a 70% interest in BHP Minerals International Exploration Inc.'s (BHPB) Iliamna Project in Alaska. Upon accomplishing its earn-in obligations, the Corporation will hold a net 52.5% interest in the project.

To earn its interest, the Corporation must expend US$500,000 prior to September 26, 2004. The interest earned is subject to a back-in right held by BHPB to reacquire a 70% interest in the project with obligation to fund the project through a formal feasibility study.

BHPB can earn an additional 10% interest by agreeing to arrange the financing necessary to bring the project into commercial production.

The Iliamna Project is located in the Kuskokwim Gold Belt in southwest Alaska, which is host to the multi-million ounce deposits at Donlin Creek and at the Pebble gold-copper deposit. Iliamna was one of three major geophysical anomalies, one of which is the Pebble deposit, first identified by BHPB in a regional exploration program in 2000. Subsequent site-specific work confirmed the Iliamna anomaly, which is similar in size and characteristics to the Pebble deposit's geophysical signature.

The geologic setting at Iliamna is similar to the Donlin Creek gold deposit, as well as to NovaGold and TNR Resources' Shotgun gold prospect, also located in the emerging Kuskokwim Gold Belt. The Iliamna Project is located south of Donlin Creek, and approximately 100 kilometers southeast of the Shotgun gold prospect.

The Corporation has initiated the permit process and will conduct geologic mapping and geochemical sampling to substantiate the geophysical anomaly followed by a seven-hole core-drilling program in July 2003.

On behalf of the Board of Directors

/s/ John E. Hiner

John E. Hiner, President and CEO

Safe Harbor Statement:

Statements in this document that are not purely historical are forward- looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding: the Corporation conducting a geologic mapping, geochemical sampling and a drilling program of the property. It is important to note that actual outcomes and the Corporation's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to complete its obligations under the agreement, inability to finance the planned exploration program and unforeseen difficulties in commencing or completing a work program, which could among other things, delay, impede or prevent the planned explorations.

 The OTCBB has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.